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Exhibit 10.1
** Certain information in this exhibit has been omitted and will be filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request under 17 C.F.R. Sections 200.80(b)(4), 200.83 and 230.406.
(1) PSIONCOLOGY PTE. LTD.
- and -
(2) BEIJING MED-PHARM CORP.
- and-
(3) PSIMEDICA LTD.
_________________________________________
Exclusive Patent
And Know How Licence Agreement
_________________________________________

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THIS AGREEMENT (this “Agreement”), effective as of the 26th day of October 2005,
IS BY AND AMONG:-
(1)	PSIONCOLOGY PTE. LTD., a wholly owned subsidiary of pSiMedica and a company incorporated under the laws of Singapore of Registered office: Wong Tan & Molly Lim, 80 Robinson Road # 17-02, Singapore 068898 (the “Licensor”);

(2)	BEIJING MED-PHARM CORP., a corporation incorporated under the laws of the State of Delaware and having its principal office at 600 W. Germantown Pike, Suite 400, Plymouth Meeting, PA 19462, USA (the “Licensee”); and

(3)	PSIMEDICA LTD, a company incorporated under the laws of England of: Registered office at Malvern Hills Science Park, Malvern, Worcestershire WR14 3SZ England (“pSiMedica”)
BACKGROUND:-
(A)	The Licensor has an exclusive licence dated 24 July 2002 from pSiMedica to certain rights relating to the Patents and Know How, inter alia, radiotherapeutic agents based on BioSilicon. (“the Superior Licence”).

(B)	The Licensor is willing to grant the Licensee, and the Licensee wishes to receive, an exclusive sub-licence to use the Technology (as defined below) to research, develop, import, market, use sell, supply and otherwise exploit products in the Licensed Field (as defined below) in accordance with and subject to the provisions set out in this Agreement.

(C)	The Licensee wishes to enter into a manufacturing and supply agreement with pSiMedica and/or the Licensor in accordance with this Agreement.
THE PARTIES AGREE as follows:-
1.	DEFINITIONS

In this Agreement the following words and expressions shall have the following meanings:-

1.1. “Associate”	means in relation to a party, any body corporate or other legal entity which:-
(a)	is directly or indirectly owned and/or controlled by that party;

(b)	that directly or indirectly owns and/or controls that party;

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or
(c)	is directly or indirectly owned and/or controlled by the legal entity referred to in (b) above.

In the case of legal entities having stocks and/or shares, ownership or control shall exist through the direct or indirect ownership and/or control of more than fifty percent (50%) of the voting shares (other than any shares of stock whose voting rights are subject to restriction). In the case of any other legal entity, ownership and/or control shall exist through the ability to directly or indirectly control the management and/or business of the legal entity;

1.2. “Commencement Date”	shall mean the date of this Agreement;

1.3. “Confidential Material”	shall have the meaning given to it in Clauses 12.1 and 12.2;

1.4. “Granted Patents”	means:-
(a)	any patents granted in respect of the Patent Applications; and

(b)	in relation to any patents falling within (a) above, any re-issue or renewals thereof and any extensions of the exclusivity granted in connection with such patents;

1.5. “Improvements”	means any:-
(a)	invention, discovery or information relating to the Technology created after the Commencement Date; and

(b)	data relating to the Technology created after the Commencement Date including, but not limited to, any raw data, charts, summaries, analyses, reports and other information resulting from tests or trials of material formulated using the Technology;

(c)	for avoidance of doubt (a) and (b) shall not extend to improvements which are acquired or licensed in by the parties or which are produced by the Licensor’s sub-licensee;

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1.6. “Infringer”	an unauthorized third party that uses any of the Licensed Rights within the Licensed Field;

1.7. “Infringement”	any infringement of any of the Licensed Rights by an Infringer;

1.8. “Know How”	the know how developed by the Licensor prior to the Commencement Date relating to the inventions disclosed in the Patents, as outlined in Schedule 2;

1.9. “Licences”	the licence granted under Clause 2.1;

1.10. “Licensed Field”	32P BioSilicon microparticles for use as a radiotherapy agent for the treatment or monitoring of solid cancerous tumours, including the primary tumour and metastases, which can be applied:
i)	interstitially within a cancerous tumour;

ii)	into a resection cavity after surgical removal of a cancerous tumour;

iii)	into the peritoneal cavity; or

iv)	via the vasculature ( to the extent it becomes technically feasible).

1.11. “Licensed Product(s)”	any product whose research, development, import, marketing, use, sale or supply is covered by, or utilises, any of the Licensed Rights;

1.12. “Licensed Rights”	the Patents and the Know How;

1.13. “Milestones”	the dates and events set out in Schedule 3;

1.14. “Milestone Payments”	the payments set out in Schedule 3;

1.15. “Net Sales Value”	the gross amount invoiced by the Licensee, its Associates or its Sub-Licensee to third parties in respect of the Sale of Licensed Products, less the following items as indicated on the relevant invoice:

(a) customary trade, quantity and cash discounts actually granted;

(b) sales taxes, excise taxes and customs duties and other

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governmental charges specified in the invoiced amount;

(c) outbound transportation, shipping and insurance, prepaid or allowed, if separately itemized on the invoice to the third party; and

(d) amounts actually repaid or credited for defective or returned Licensed Products.

1.16. “Patents”	the Granted Patents and the Patent Applications;

1.17. “Patent Applications”	means the patent applications listed in Schedule 1, including any continuation applications, divisional applications or continuation-in-part applications relating to such patent applications and any national or international patent applications claiming priority from such patent applications anywhere in the world.

1.18. “Personnel”	officers, employees, consultants, agents, representatives, contractors and advisers;

1.19. “Product Approval”	in relation to the Territory the grant of all governmental, regulatory and pricing approvals required to sell a Licensed Product in the Territory;

1.20. “Quarter”	the quarterly periods ending 31 March, 30 June, 30 September and 31 December;

1.21. “Revocation Proceedings”	any proceedings where the validity of any of the Patents is at issue;

1.22. “Sale”	a sale shall be deemed to occur when title to Licensed Product transfers to a third party; provided however a “sale” shall not include transfers or dispositions for charitable, promotional, pre-clinical, clinical, regulatory or governmental purposes, or sales between or among Licensee, its Associates and Sub-Licensees.

1.23. “Sub-licence Agreement”	any agreement between the Licensee and a Sub-Licensee granting a sublicence to the Licences granted pursuant to this Agreement;

1.24. “Sub-Licensee”	a third party (including, but not limited to, an Associate of the Licensee) to whom the Licensee has sub-licensed, sub-contracted or otherwise transferred any of the Licensee’s

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rights and / or obligations under this Agreement;

1.25. “Technology”	the technology claimed by the Patents and/or included in the Know How; and

1.27 “Territory”	means the People’s Republic of China, Hong Kong Special Administrative Region, and Macau Special Administrative Region.
2.	GRANT OF LICENCE
2.1	Subject to Clauses 2.2, the Licensor grants to the Licensee:-
2.1.1	an exclusive (even as to Licensor) licence, under the Licensed Rights to research, develop, import, market, use, sell, supply and otherwise exploit products within the Licensed Field in the Territory.

2.1.2	For avoidance of doubt the grant in Clause 2.1.1 shall include the right to conduct clinical trials and seek regulatory approvals for the Licensed Products in the Territory.
2.2	Save for the grant specified in Clause 2.1, the Licensor shall reserve all other right in the Licensed Rights to itself.
3.	DURATION OF THE LICENCE
3.1	The Licence shall commence on the Commencement Date.

CONDITION PRECEDENT

3.2	pSiMedica and/or the Licensor and the Licensee shall, within 90 calendar days of the Commencement Date, enter into a manufacture and supply agreement for the supply of Licensed Products (“Manufacture and Supply Agreement”). The Manufacture and Supply Agreement shall be on commercially reasonable terms and shall provide, among other things, that pSiMedia and/or Licensor will provide Licensee with its requirements of Licensed Product and a springing manufacturing license in the event that pSiMedia and/or Licensor are unable to do so. If the Manufacture and Supply Agreement is not agreed and signed by pSiMedica and/or the Licensor and the Licensee in the aforementioned 90 days this Licence Agreement shall immediately terminate.
3.3	Subject to Clause 3.2, the Licence shall expire on the last to occur of the following:-
3.3.1	the date upon which the last Granted Patent with a valid claim covering a Licensed Product ceases to be in force in the Territory; or

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3.3.2 ten (10) years from the date the first Licensed Product was first put on the market in the Territory.
4.	SUBLICENSING AND SUBCONTRACTING
4.1	The Licensee may sub-licence and/or subcontract its rights under this Agreement provided it complies with this Clause 4. For clarity, Licensee may appoint dealers, distributors and other agents in connection with fulfilling its obligations under this Agreement; and may contract with third parties to assist in the clinical development of the Licensed Product providing the Licensee adheres to the provisions of this Clause 4.

4.2	The Licensee shall enter into a written agreement with each Sub-Licensee and shall ensure that:
4.2.1	it has the prior written approval of the proposed Sub-Licensee from the Licensor, such approval not to be unreasonably withheld, conditioned or delayed;

4.2.2	the provisions of the Sub-licence Agreement are not inconsistent with the provisions of this Agreement;

4.2.3	the Sub-licence Agreement prohibits further sub-licensing and sub-contracting by the Sub-Licensee without the prior written consent of the Licensor and the Licensee, which consent shall not be unreasonably withheld, conditioned or delayed;

4.2.4	the Sub-licence Agreement sets out all the proposed terms agreed between the parties;

4.2.5	the Sub-licence Agreement imposes obligations of confidentiality on the Sub-Licensee which are no less onerous than those set out in Clause 12; and

4.2.6	the Sub-licence Agreement shall be terminated if this Agreement expires or is terminated.
4.3	The Licensee shall use all reasonable endeavours to ensure that each Sub-Licensee complies fully at all times with the provisions of its Sub-licence Agreement.

4.4	The Licensee shall be responsible to the Licensor for all acts and/or omissions of each Sub-Licensee as if such acts or omissions had been made by the Licensee.

4.5	The Licensee shall provide the Licensor with a true and complete copy of any Sub-licence Agreement (reasonably redacted to protect any confidential information) promptly following its execution.

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5.	TECHNOLOGY TRANSFER
5.1	Within 60 days of the Commencement Date, the Licensor will provide the Licensee with copies of all documents in the Licensor’s possession, that:-
5.1.1	provide details of the Technology; and

5.1.2	are reasonably necessary or desirable to enable the Licensee to understand and apply the Technology; and

5.1.3	the Licensor is legally entitled to disclose to the Licensee; provided that the Licensor has fully disclosed the nature of the documents that it is not legally entitled to disclose and, to the extent possible, has provided redacted copies of the same.
5.2	The Licensor shall at the request of the Licensee provide the Licensee, free of charge, with up to 30 actual full working days of consultancy services at the Licensee’s premises in the US or the Territory during the 12 month period immediately after the Commencement Date, to assist the Licensee to understand the Technology and to ensure that the Know How is fully disclosed to the Licensee. The Licensee shall pay reasonable and pre-approved out-of-pocket travel and accommodation expenses associated with the 30 days of consultancy services. For purposes of clarity, “actual full working day” shall mean a minimum of eight hours of consultancy time.

5.3	If the Licensee requires further assistance in addition to the 30 days provided under Clause 5.2, the Licensor will use all reasonable endeavours to provide such further assistance but accepts no further obligations in this respect. Any additional assistance provided by the Licensor shall be charged to the Licensee as follows:-
5.3.1	The Licensee shall pay for the time spent by each of the Licensor’s Personnel engaged in providing the additional assistance (including travelling time) at the rates to be agreed in advance; and

5.3.2	the Licensee shall pay all pre-approved out-of-pocket expenses (including travel, hotel and subsistence expenses) reasonably incurred by the Licensor’s Personnel arising out of the additional assistance.
5.4	All payments due under Clause 5.3 shall be paid by the Licensee monthly in arrears upon receipt of invoice.
6.	PAYMENTS

Milestone Payments
The Licensee shall pay to the Licensor the Milestone Payments set out in Schedule 3 of this Agreement on the attainment of the corresponding Milestone as set out in Schedule 3. The first Milestone in Schedule 3 of [**] shall be payable in two equal instalments: the

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first being the Commencement Date; and the second being the date when the Manufacture and Supply Agreement is signed in accordance with Clause 3.2. All Milestone Payments shall be non-refundable except for the first instalment of the first Milestone in Schedule 3, which shall be refunded in the event that the Manufacture and Supply Agreement is not signed within 90 calendar days of the Commencement Date as specified in Clause 3.2
Royalties
6.1	Subject to Section 6.2, 6.3 and 6.4, the Licensee shall pay to the Licensor a royalty at the percentage rate specified in Schedule 3 (the “Royalty Rate”) of the Net Sales Value of all Licensed Products sold by the Licensee or its Sub-Licensee in the Territory where:-

6.1.1 any Granted Patent is in force; and

6.2.2 the Licensed Product concerned would infringe any claim of such Granted Patent in the Territory but for the Licence granted under this Agreement.

6.2	In the event that (1) the Licensee or any Sub-Licensee acquires one or more technologies from a third party in order to research, develop, import, market, use, sell, supply Licensed Products in the Territory, and (2) pSiMedia and/or Licensor provide written approval of such acquisition (not to be unreasonably withheld, conditioned or delayed), and (3) Licensee is required to pay a royalty to such a third party; then Licensee may deduct from royalties due to Licensor the royalty paid to such third party(ies), but in no event may the royalties due to Licensor be reduced by greater than fifty percent (50%) and notwithstanding the foregoing, unless otherwise agreed by the parties, the Royalty Rate shall not be less than [**].

6.3	Further provided that in the event that Licensee or any Sub-Licensee is required to acquire one or more technologies from a third party in order to research, develop, import, market, use, sell, supply Licensed Products in the Territory, and is required to pay a royalty to such a third party, Licensee may deduct from royalties due to Licensor the royalty paid to such third party(ies), but in no event may the royalties due to Licensor be reduced by greater than fifty percent (50%) and notwithstanding the foregoing, the Royalty Rate shall not be less than [**].

6.4	For purposes of clarity, in the event that both Section 6.2 and 6.3 apply to a particular Licensed Product, then the Royalty Rate shall not be reduced to lower than [**].
Consideration for pSiMedica
6.5	In consideration of the Licensee entering into the aforementioned Licence with pSiMedica’s wholly owned subsidiary company( the Licensor) and payment by the Licensee of 10 (ten) US Dollars to pSiMedica (receipt of which is hereby acknowledged), pSiMedica is entering into this Agreement. pSiMedica and Licensor acknowledge and agree that such consideration is adequate and neither party will undertake to seek additional consideration from Licensee.

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7.	PAYMENT TERMS
7.1	The Licensee shall promptly notify the Licensor as soon as any of the Milestones have been reached.

7.2	Once a Milestone has been reached, the Licensor shall submit an invoice to the Licensee for the relevant Milestone Payment. The Licensee shall pay the invoiced sum to the Licensor within 30 days of the date of the invoice.

7.3	The Licensee shall provide the Licensor within 30 days of the end of each Quarter with a royalty statement for that Quarter setting out the information listed in Schedule 4.

7.4	The Licensee shall pay sums due to the Licensor under Clause 6 in respect of the supply of Licensed Products made during any Quarter, within 30 days of the end of such Quarter. Upon receipt of such royalties, the Licensor shall issue to the Licensee a receipted invoice.

7.5	All sums payable under this Agreement:-
7.5.1	are exclusive of any Value Added Tax, GST or any other sales tax or duties, which where applicable, shall be payable by the Licensee in addition to any sum in respect of which they are calculated;

7.5.2	shall be paid in US Dollars to the credit of the Licensor’s bank account, details of which shall be notified to the Licensee as and when necessary;

7.5.3	shall be paid in full without any deductions (including, but not limited to, deductions in respect of items such as income, corporation, or other taxes, charges and/or duties) except insofar as the Licensee is required by law to deduct withholding tax from sums payable to the Licensor. If the Licensee is required by law to deduct withholding tax then the Licensee shall:-
7.5.3.1	ensure that the deduction or withholding does not exceed the minimum amount legally required;

7.5.3.2	account to the relevant taxation or other authorities within the period for payment permitted by the applicable law the full amount of the deduction or withholding;

7.5.3.3	furnish to the Licensor within the period for payment permitted by the relevant law either an official receipt of the relevant taxation authorities involved in respect of all amounts so deducted or withheld or if such receipts are not issued by the taxation authorities concerned a certificate of deduction or equivalent evidence of the relevant deduction or withholding.

7.5.3.4	co-operate with the Licensor to ensure that the amount of any deductions or withholdings required by law are kept to a minimum

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and that the Licensor obtains a tax credit in respect of the amount withheld; and

7.5.3.5	shall be paid by the due date for payment as specified in this Agreement. If the Licensee fails to pay any sum due under this Agreement in full by the due date for payment then the Licensor may, without prejudice to any other right or remedy available to the Licensor, charge interest on any outstanding amount on a daily basis at a rate equivalent to the London Inter-Bank Offer Rate (6 months) plus 5%.
7.6	If Licensed Products are sold by the Licensee or its Sub-Licensees in a currency other than US Dollars, the royalties payable in respect of such Sales under this Agreement shall be first determined in the currency of the country in which such Sales took place and then converted into US Dollars on the average of the closing rates of the last 5 days (as quoted by Reuters Ltd or such other publication mutually agreed to) of each month in the Quarter in which such Sales took place.
8.	RECORDS, INSPECTIONS AND STATEMENTS
Maintenance of Records
8.1	During the term of this Agreement and for a period of six (6) years thereafter, the Licensee shall, and shall procure that its Sub-Licensees shall, keep at their normal place of business detailed, accurate and up to date records and books of account showing the quantity, description and value of all Licensed Products supplied by the Licensee and its Sub-Licensees in the Territory and all sums paid to the Licensee by its Sub-Licensee, in each case during the previous six (6) years. The Licensee shall ensure that such records and books of accounts are sufficient to ascertain the royalties due to the Licensor under this Agreement.
Inspections
8.2	Subject to Clause 8.3, the Licensee shall, and shall procure that its Sub-Licensees shall, make its records and books available for inspection during normal business hours by an independent certified or chartered accountant appointed by the Licensor (the “Accountant”) for the purpose of verifying the accuracy of any statement provided by the Licensee to the Licensor pursuant to Clause 7.3. Such books and records may be redacted to protect third party confidential information provided that such redaction does not materially diminish the ability for Licensor to conduct a meaningful verification. The Accountant shall be entitled to take copies of such records and books solely for the purposes of carrying out the verification and shall only disclose the records to the Licensor to the extent necessary to support its position that the statement is inaccurate (including in the course of legal proceedings) and then only to the Personnel directly responsible for such matters. Each such inspection shall be limited to pertinent books and records as the Accountant may require for verification purposes only. Licensor shall be responsible for

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ensuring that each designee or representative of Licensor that conducts an inspection and audit of the Licensee records shall comply with the confidentiality obligations set out in this Agreement.

8.3	The Licensor shall be entitled to have inspections carried out pursuant to Clause 8.2 once every calendar year (and once following termination or expiry of this Agreement) on up to three calendar years worth of statements, on giving the Licensee and its Sub-Licensees 30 days’ written notice prior to each inspection.

8.4	The Licensor shall bear the cost of carrying out the inspections referred to in Clause 8.2 unless there is an error of more than 7.5% in any four consecutive royalty statements provided by the Licensee or its Sub-Licensees in which case the Licensee shall immediately pay to the Licensor the costs of making the relevant inspection. If the Licensor’s inspection shows that the Licensee has paid more than the amounts properly due under this Agreement then the Licensee shall be entitled to deduct such excess from any sums payable to the Licensor under this Agreement. If the Licensor’s inspection reveals a deficit then, without prejudice to any other right or remedy available to the Licensor, the Licensee shall promptly make good the deficit; and pay interest on the deficit at London Inter-Bank Offer Rate (6 months) plus 5% from the date upon which the deficit arose to the date upon which the deficit was paid.
9.	LICENSEE’S OBLIGATIONS TO EXPLOIT
9.1	Upon Licensees’ receipt of data and results from the dose ranging study of the Licensed Product in Singapore and other such data required to commence further clinical studies, the Licensee shall use all reasonable endeavours to:
9.1.1	develop a commercially viable Licensed Product in the Licensed Field in the Territory;

9.1.2	subject to Clause 9.3, apply for Product Approval for a Licensed Product in the Territory as expeditiously as possible;

9.1.3	provide a marketing plan to the Licensor on an annual basis; and

9.1.4	market and promote each Licensed Product in the Territory where Product Approval has been granted for that Licensed Product.
9.2	The Licensee shall use the similar level of resources to develop a Licensed Product as it would use to develop one of its own products with a similar commercial potential to that of the Licensed Product.

9.3	During the first 12 calendar months from the later of (a) Commencement Date or (b) the receipt of data (as specified in 9.1 above) from the Singapore dose ranging Study of the Licensed Product, the Licensor and the Licensee shall agree a date when the Product

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Approval for the Licensed Product must be filed and once the date is agreed the Licensee shall use all reasonable endeavours to achieve that date.
10.	IMPROVEMENTS
10.1	The Licensor shall grant to the Licensee, without additional charge, a non-exclusive, worldwide, licence under any intellectual property in any Improvements owned by the Licensor to research, develop, and sell Licensed Products within the Licensed Field in the Territory together with the right to grant sub-licences to Sub-Licensees in accordance with the provisions of Clause 4.

10.2	The Licensee shall grant to the Licensor without charge a non-exclusive, worldwide, royalty free licence (including the right to grant sub-licences) under any Improvements owned by the Licensee to research, develop, manufacture and sell materials and products (in each case) (i) inside and/or outside the Licensed Field outside of the Territory and (ii) outside the Licensed Field in the Territory.

10.3	Each party (the “Requesting Party”) may, from time to time ask the other party (the “Recipient Party”) to provide the Requesting party with a written report detailing any Improvements made by the Recipient Party (or its Sub-Licensees in the case of the Licensee) during the period since the Recipient Party last sent a report pursuant to this Clause. Each report shall contain sufficient details of the Improvements to enable the Requesting Party to understand the Improvements.
11.	NOTIFICATION OF PATENTS ON PRODUCT INSERTS
Except as otherwise instructed by the Licensor from time to time and subject to applicable law, the Licensee shall procure that the following notice is included in the information leaflet supplied with each Licensed Product in a reasonably clear, readable and conspicuous manner and in the same language as the information leaflet:
“This product has been formulated using technology sub-licensed from pSiOncology Pte. Ltd. and is protected by the following patents [insert the registration numbers of the relevant granted Patents covering the Territory].”
12.	CONFIDENTIALITY
12.1	In this Agreement, “Confidential Material” shall, subject to Clause 12.2, mean:-
12.1.1	any and all data, results, know-how (including the Know How), show-how, software, algorithms, inventions, designs, trade secrets, plans, forecasts, analyses, evaluations, research, technical information, business information, financial information, business plans, strategies, customer lists, marketing plans, or other information whether oral, in writing, in electronic form, or in any other form; and

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12.1.2	any physical items, compounds, components, samples or other materials disclosed by one party or any of its Associates (the “Disclosing Party”) to the other party or any of its Associates (the “Receiving Party”) before, on or after the Effective Date.
12.2	In this Agreement, “Confidential Material” shall not include any information or materials which the Receiving Party can prove:-
12.2.1	is or becomes public knowledge through no improper conduct on the part of the Receiving Party, its Associates and/or their respective Personnel;

12.2.2	was in the lawful possession of the Receiving Party and/or its Associates without any obligations of confidentiality or restrictions on use prior to first receiving it from the Disclosing Party;

12.2.3	is obtained subsequently by the Receiving Party and/or its Associates from a third party without any obligations of confidentiality and such third party is in lawful possession of such information or materials and not in violation of any contractual or legal obligation to maintain the confidentiality of such information or materials; or

12.2.4	is independently and lawfully developed by the Receiving Party.
12.3	The Receiving Party shall treat all Confidential Material as secret and confidential and shall not use, copy or disclose to any third party any Confidential Material received from the Disclosing Party (whether before, on or after the date of this Agreement) except as set out in Clause 12.4 below.

12.4	The Receiving Party may:-
12.4.1 use and disclose Confidential Material received from the Disclosing Party to the extent necessary to enable the Receiving Party to exploit the rights granted under this Agreement and/or to perform its obligations under this Agreement provided that the Receiving Party shall (1) only disclose Confidential Material to third parties who are subject to appropriate and legally binding confidentiality obligations in respect of the Confidential Material disclosed; and (2) use all reasonable endeavours to ensure that such third parties do not further disclose or use Confidential Material;
12.4.2 disclose Confidential Material received from the Disclosing Party to those of its officers and employees to whom such disclosure is necessary (and only disclose that part of the Confidential Material which is necessary) to enable the Receiving Party to exploit the rights granted under this Agreement and/or to perform its obligations under this Agreement and provided that the Receiving Party shall remain responsible for procuring that its officers and employees do not further disclose and/or use the Confidential Material for any other purpose; and/or

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12.4.3 after giving written notice to the Disclosing Party, disclose any part of the Confidential Material received from the Disclosing Party solely to the extent that it is legally required to do so pursuant to an order of a court of competent jurisdiction or governmental authority provided that the Receiving Party shall use its best endeavours to limit such disclosure and to provide the Disclosing Party with an opportunity to make representations to the relevant court or governmental authority.
12.5	All documents, materials and other items (including items in electronic form), and any intellectual property rights therein, provided by the Disclosing Party to the Receiving Party containing Confidential Material shall remain the absolute property of the Disclosing Party.

12.6	The Receiving Party shall at all times maintain documents, materials and other items (including items in electronic form) containing Confidential Material received from the Disclosing Party and any copies thereof, in a secure fashion by taking reasonable measures to protect them from theft and unauthorised copying, disclosure and without prejudice to the foregoing shall exercise at least the same degree of care to prevent unauthorised disclosure and/or use of the Disclosing Party’s Confidential Material as the Receiving Party exercises in respect of its own confidential material of like importance.

12.7	The Receiving Party shall notify the Disclosing Party immediately if the Receiving Party becomes aware of any unauthorised use or disclosure of, or any unauthorised access to or of any theft or loss of any copies of any Confidential Material received from the Disclosing Party.

12.8	The provisions of this Clause 12 shall commence on the Commencement Date and shall continue for seven (7) years after the termination or expiry of this Agreement.
Confidentiality of the Know-how
12.9	The Licensor shall use all reasonable endeavours to ensure that the Know How does not become public knowledge but reserves the right to make disclosures of the Know How:-
12.9.1	in Patent Applications and/or patent applications to the extent such Patent Applications and/or patent applications are not prejudicial to the rights granted to Licensee in the Territory pursuant to this Agreement;

12.9.2	to third parties who are subject to appropriate confidentiality obligations in respect of the Know How;

12.9.3	to other licensees (i) inside and/or outside the Licensed Field outside of the Territory, and (ii) outside the Licensed Field in the Territory, provided that such licensee is subject to comparable confidentiality obligations with the Licensor; and

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12.9.4	inacademic research papers provided such papers have received the prior written approval of the Licensee, such approval not to be unreasonably withheld, conditioned or delayed by the Licensee.
13.	LIMITATION OF LIABILITY AND INDEMNITY
13.1	After the Effective Date, the Licensee shall assume all risks associated with the development and supply of the Licensed Product by Licensee or Sub-Licensee for use in the Licensed Field and shall be responsible for all third party claims to the extent that they relate to the Licensed Product for use in the Licensed Field developed, or supplied by Licensee or Sub-Licensee including but not limited to, claims based upon product liability laws. The Licensor shall assume all risks associated with the development and supply of the Licensed Product by Licensor or Sub-Licensee for use in the Licensed Field and shall be responsible for all third party claims to the extent that they relate to the Licensed Product for use in the Licensed Field developed or supplied by Licensor or Sub-Licensee including but not limited to, claims based upon product liability laws.

13.2	Neither pSiMedica, the Licensor nor any of their Personnel shall be liable to the Licensee, or any Sub-Licensee, whatsoever for any loss, liability, damages, costs or expenses (“Losses:”) arising from:
13.2.1	the Licensee’s (or any Sub-Licensee’s) use or development of the Patents;

13.2.2	the Licensee’s (or any Sub Licensee’s) research, development, use, distribution or supply of the Licensed Products; and/or

13.2.3	the use or possession of the Licensed Products by a third party in the Territory (or outside the Territory, where the Licensed Products find themselves outside of the Territory, as a consequence of breach of this Agreement).

Notwithstanding the foregoing, pSiMedica, the Licensor and/or their Personnel shall be liable to the Licensee, or any Sub-Licensee, to the extent such Losses result from the gross negligence or wilful misconduct of Licensor or pSiMedica or its Personnel or from a material breach of a representation, warranty or covenant under this Agreement.
13.3	Neither Licensee,its Sub-licensees nor their Personnel shall be liable to the Licensor or pSiMedica whatsoever for any Losses, arising from:
13.3.1	the Licensor’s, pSiMedica’s or their sub-licensee’s use or development of the Patents;

13.3.2	the Licensor’s, pSiMedica’s or their sub-licensees research, development, use, distribution or supply of the Licensed Products; and/or

13.3.3	the use or possession of the Licensed Products (that were not supplied by Licensee or its Sub-licensees) by a third party outside of the Territory.

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Notwithstanding the foregoing, Licensee, its Sub-licensees, and/or their Personnel shall be liable to the Licensor or pSiMedica to the extent such Losses result from the gross negligence or wilful misconduct of Licensee, its Sub-licensees or its Personnel or from a material breach of a representation, warranty or covenant under this Agreement.
13.4	The Licensee shall fully indemnify, and at all times keep the Licensor fully indemnified against any and all liability, damages, claims, proceedings, expenses (including, but not limited to, legal expenses and expert’s fees) by a third party (“Claims”) arising out of or in connection with:-
13.4.1	any exercise of the Licensed Rights by the Licensee and/or its Sub-Licensees , including any research, development, use, distribution, promotion, commercialization, or supply of the Licensed Products; and/or

13.4.2	breach of a representation, warranty or covenant under this Agreement by Licensee

Notwithstanding the foregoing, no indemnification shall be made by Licensee for Claims resulting from the gross negligence or wilful misconduct of Licensor or pSiMedica or from a breach of a representation, warranty or covenant under this Agreement.
13.5	Licensor and pSiMedica shall fully indemnify, and at all times keep the Licensee fully indemnified against any Claims arising out of or in connection with:-
13.5.1	the research, development, manufacture, use, promotion, commercialization, distribution or supply of the Licensed Product by Licensor, pSiMedica, their Associates, subcontractors or agents outside of the Territory; and/or

13.5.2	breach of a representation, warranty or covenant under this Agreement by Licensor or pSiMedica

Notwithstanding the foregoing, no indemnification shall be made by Licensor or pSiMedica for Claims resulting from the gross negligence or wilful misconduct of Licensee or from a breach of a representation, warranty or covenant under this Agreement.
13.6	NOTWITHSTANDING ANYTHING TO THE CONTRARY, NEITHER PARTY NOR ANY OF ITS ASSOCIATES, NOR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, MEMBERS OR EMPLOYEES, SHALL HAVE ANY LIABILITY OF ANY TYPE, FOR ANY SPECIAL, PUNITIVE, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES, INCLUDING, BUT NOT LIMITED TO THE LOSS OF OPPORTUNITY, LOSS OF USE, OR LOSS OF REVENUE OR PROFIT, IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT.
14.	WARRANTIES AND UNDERTAKINGS
14.1	The Licensor and pSiMedica represent and warrant to the Licensee that at the Commencement Date:

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14.1.1	There are no third party agreement in effect which is inconsistent with the rights and licence granted to Licensee herein;

14.1.2	To their knowledge, there are no third party patent application which, if issued, would materially adversely affect the right of Licensee to practice under the Licensed Technology in the Territory;

14.1.3	There is no information known to them that is material to the patentability or validity of the Licensed Rights in the Territory or Partner’s freedom to operate thereunder in the Territory;

14.1.4	They have the full right, power and authority to grant to the Licensee the licences contained herein and has been granted any required consents;

14.1.5	Subject to the rights granted to the party named in Schedule 5, they have the exclusive licence to the Patents; and

14.1.6	Neither Licensor nor pSiMedica (including their respective Associates) have received written notice of any threatened claims or litigation or any reissue, re-examination, interference, opposition or similar proceedings seeking to invalidate or otherwise challenge any Licensed Rights in the Territory.
14.2	The Licensor and pSiMedica undertake:
14.2.1	to promptly advise Licensee if Licensor or pSiMedica receives written notification that it is in breach of the Superior License;

14.2.2	in the event of termination of the Superior License, ensure that this License is maintained without interruption;

14.2.3	not to amend the Superior License in such a way as to become materially inconsistent with the rights and Licence granted to the Licensee herein; and

14.2.4	to make a copy of the Superior Licence available to the Licensee for regulatory purposes, if it is required by law.
Exclusion of Implied Warranties
14.3	All statements, representations (other than fraudulent misrepresentations), warranties, terms and conditions (whether express or implied) as to the suitability and/or usefulness of the Licensed Rights for any particular purpose including without limitation the development of Licensed Products are hereby excluded to the maximum extent permissible by law.

14.4	Without prejudice to the generality of Clause 14.3, the Licensor does not give any warranty, representation or undertaking:-

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14.4.1	as to the efficacy, usefulness, safety or commercial or technical viability of the Technology and/or any products made or processes carried out using the Technology;

14.4.2	as to the volumes or quality of the Licensed Products which may be manufactured through the use of the Technology; or

14.4.3	that the Patent Applications will be granted.

14.4.4	that the Technology can be freely exploited in the Territory;

14.4.5	that the Technology will not infringe the intellectual property rights or other rights of any third party; and /or

14.4.6	that all or any part of the Know-How is confidential and is not otherwise available to the public.
15.	PROSECUTION OF THE PATENT APPLICATIONS
15.1	Subject to Clause 15.2, pSiMedica (or its Associates) shall use reasonable efforts to procure the grant of patents from the Patent Applications.

15.2	After the Licensee has launched the first Licensed Product in the Territory, the Licensor shall notify the Licensee if pSiMedica decides not to proceed with a Patent Application in the Territory in sufficient time for Licensee to take action in lieu of Licensor or pSiMedica.

15.3	The Licensee shall promptly notify the Licensor if it wishes to proceed with the prosecution of any Patent Application notified to the Licensee pursuant to Clause 15.2

15.4	The Licensee shall have the right to prosecute Patent Applications in the Territory notified to the Licensee pursuant to Clause 15.2, inpSiMedica’s own name, at the Licensee’s own cost and expense, in which case the relevant Patent Application shall be deemed to be a “Licensee Prosecuted Patent Application” and shall be excluded from the definition of Patent Applications for the purposes of Clauses 15.1 and 15.2. All Licensee Prosecuted Parents shall be owned exclusively by pSiMedica and shall be excluded from Granted Patents.

15.5	The Licensee shall decide on the prosecution strategy for Licensee Prosecuted Patent Applications but shall take account of any reasonable views expressed by the Licensor and pSiMedica concerning prosecution strategy provided that the Licensee shall have the final decision on such matters.

15.6	The Licensee shall use reasonable endeavours to procure the grant of the Licensee Prosecuted Patent Applications.

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15.7	If the Licensee for whatever reason decides not to proceed with the prosecution of a Licensee Prosecuted Patent Application in the Territory then the Licensee shall promptly notify pSiMedica and the Licensor to this effect and they shall have the right to continue with its prosecution at their own cost and expense, in which case the relevant Licensee Prosecuted Patent Application shall cease to be a Licensee Prosecuted Patent Application and shall revert to being a Patent Application or, if granted, a Granted Patent for the purposes of this Agreement.
16.	MAINTENANCE OF THE PATENTS
16.1	Subject to Clause 16.2, pSiMedica shall pay all renewal fees payable in respect of the Granted Patents as and when such renewal fees become due.

16.2	If pSiMedica does not wish to continue to pay the renewal fees in respect of a Granted Patent then pSiMedica shall notify the Licensee of its intention to allow the specified Granted Patent to lapse at least 60 days before the next renewal fee is due. The Licensee shall have the right to pay the renewal fees in respect of such Granted Patent. If the Licensee does not notify pSiMedica of its intention to exercise its rights under this Clause 16.2 within 14 days of pSiMedica’s notice then the Licensor shall have the right to allow the Granted Patent to lapse.

16.3	The Licensee shall have the right to pay the renewal fees in respect of Granted Patents notified to the Licensee pursuant to Clause 16.2 in pSiMedica‘s name at the Licensee’s own cost and expense, in which case the relevant Granted Patent shall be deemed to be a “Licensee Granted Patent” and shall be excluded from the definition of Granted Patents for the purposes of this Agreement.

16.4	The Licensee shall, subject to Clause 16.5, pay all renewal fees in respect of the Licensee Granted Patents as and when such fees become due.

16.5	If the Licensee for whatever reason decides not to continue to pay renewal fees in respect of Licensee Granted Patents then the Licensee shall promptly notify pSiMedica and the Licensor to this effect and they shall have the right to continue to pay the renewal fees of such Licensee Granted Patents at their own cost and expense, in which case the Granted Patent shall cease to be a Licensee Granted Patent.
17.	INFRINGEMENT OF THE LICENSED RIGHTS
17.1	Each of the parties shall promptly notify the others with such details as it has in its possession of all Infringements or potential Infringements as and when it becomes aware of an Infringement.

17.2	The Licensor shall decide whether it wishes to take Infringement proceedings and shall notify its decision in writing to the Licensee. If it does decide to take such proceedings, the Licensee shall provide the Licensor with such assistance as the Licensor may reasonably require. The Licensor shall pay the Licensee’s reasonable out of pocket

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expenses properly incurred in providing the requested assistance. The Licensor shall take such proceedings in its own name and at its own cost.

17.3	If the Licensor decides not to take Infringement proceedings, then the Licensee shall be responsible for taking action to prevent such Infringement, including but not limited to conducting Infringement proceedings in its own name and at its own cost. The Licensor shall provide the Licensee with such assistance as the Licensee may reasonably request in connection with any proceedings referred to in this Clause 17.3. The Licensee shall pay the Licensor’s reasonable out of pocket expenses properly incurred in providing the requested assistance.

17.4	Each party shall keep the other fully informed of the progress of and developments in any proceedings referred to in Clause 17.2 or 17.3, respectively, including, but not limited to, any settlement discussions with the defendants or potential defendants of such proceedings.

17.5	The Licensee may negotiate settlements with Infringers but shall not conclude any settlement without having received the Licensor’s prior written approval of terms of the settlement, such approval not to be unreasonably withheld, or delayed.

17.6	Any damages, proceeds, settlement sums or awards received by the Licensee in relation to any Infringement (together referred to as “Damages”) shall be deemed to be revenue from Sales of Licensed Products for the purposes of Clause 6.2. Accordingly, the Licensee shall pay to the Licensor the royalty set out in Clause 6.2 on any Damages received after deduction from the Damages of the Licensee’s costs and expenses (including, without limitation, reasonable attorneys’ fees) incurred in taking action in respect of the Infringement.

17.7	If in connection with any proceedings referred to in Clause 17.3 an Infringer counterclaims for revocation of any of the Granted Patents then the Licensee shall notify the Licensor of such counterclaims and Clause 18 shall apply in respect of such counterclaims.
18.	REVOCATION PROCEEDINGS
18.1	The Licensor shall promptly notify the Licensee of the commencement of any Revocation Proceedings.

18.2	The Licensor and/or pSiMedica shall have the right but not the obligation to defend the Revocation Proceedings.

18.3	If the Licensor or pSiMedica does not wish to defend or continue to defend Revocation Proceedings then the Licensor shall promptly notify the Licensee. The Licensee may at the Licensee’s own cost and expense, defend or continue to defend the Revocation Proceedings referred to in the Licensor’s notice.

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18.4	Each party shall provide the other party with such assistance as the other party shall reasonably request in connection with any Revocation Proceedings. The party requesting such assistance shall pay the other party’s reasonable out-of-pocket expenses properly incurred in providing the requested assistance.
19.	COMMENCEMENT, EXPIRY AND TERMINATION

Commencement and Expiry
19.1	This Agreement shall come into force on the Commencement Date and unless terminated earlier in accordance with its provisions, this Agreement shall terminate (i) if the Manufacture and Supply Agreement is not signed in accordance with the provisions of Clause 3.2; or (ii) as provided under Clause 3.3.
Termination by the Licensee
19.2	The Licensee may terminate this Agreement forthwith by giving the Licensor (a) immediate written notice of termination if the Licensor commits a material breach of any provision of this Agreement and, having been notified of such breach, fails to remedy it within 60 days of notification (b) 30 days prior written notice in accordance with Clause 22.3 or (c) 90 days prior written notice of the (i) technical infeasibility to research, develop, import, market, use, sell or supply Licensed Product, (ii) circumstance that a comparable company of similar size would deem development and commercialization of a product such as the Licensed Product commercially infeasible ,(iii) failure of the Licensed Product to achieve acceptable safety and efficacy standards as required by the regulatory authorities; or (iv) a third party blocking position to the development, manufacture or sale of the Licensed Product in the Licensed Field.
Termination by the Licensor
19.3	The Licensor may terminate this Agreement forthwith by giving the Licensee immediate written notice of termination if:-
19.3.1	the Licensee commits a material breach of this Agreement which is not capable of remedy within the cure period; or

19.3.2	the Licensee commits a material breach of this Agreement which is capable of remedy and, having been notified of such breach, fails to remedy it within 60 days of notification; or

19.3.3	the Licensee and its Sub-Licensees have not made any commercial Sales of Licensed Product in the Territory within one (1) year of commercial launch of the Licensed Product.

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19.4	For the purposes of Clause 19.4, a breach shall be deemed to be capable of remedy if:-
19.4.1	the Licensee can comply with the provision(s) that have been breached in all respects other than as to time of performance;

19.4.2	time is not of the essence in respect of the performance of such provision(s); and

19.4.3	the breach is not one of a persistent series of breaches by the Licensee.
19.5	This Agreement may be terminated by the Licensor forthwith by notice in writing to the Licensee if:-
19.5.1	the Licensee fails to pay in full any payments due under this Agreement within 30 days of receiving notice from the Licensor demanding such payment;

19.5.2	the Licensee, Associates of the Licensee and/or Sub-Licensees dispute or directly or indirectly assist any third party to dispute the validity and/or scope of any of the Licensed Rights, including, but not limited, to the validity of any of the claims of the Patents and except to the extent necessary to defend itself against an action.

19.5.3	any of the following events occur:-
19.5.3.1	an order is made or a resolution passed for the winding up of the Licensee (other than for the purpose of a solvent scheme of reconstruction or amalgamation);

19.5.3.2	a liquidator, administrative receiver, receiver or trustee is appointed in respect of a material part of the Licensee’s assets or business;

19.5.3.3	as a consequence of financial difficulties the Licensee makes an assignment of all its material assets to its creditors other than its Associates; or

19.5.3.4	the Licensee ceases to continue its business (other than a change of control transaction);
19.5.4	at any time the Licensee and/or Licensee’s Associates and/or Sub Licensees develop or acquire technology in the Licensed Field which directly competes with Licensor’s Technology and uses such competing technology to develop or commercialize products within the Licensed Field in the Territory.

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20.	CONSEQUENCES OF EXPIRY OR TERMINATION
Consequences of Expiry or Termination
20.1	On expiry of this Agreement, the Licenses granted by the Licensor to the Licensee hereunder shall be deemed fully paid.

20.2	Upon termination of this Agreement for any reason:-
20.2.1	the Licensee shall within 30 days of the date of termination or expiry pay to the Licensor all sums due to it under this Agreement in respect of the period up to and including the date of termination including, without limitation, any royalties payable on Licensed Products on a Sale prior to or on the date of termination and any Milestone Payments which become payable prior to or on the date of termination;

20.2.2	any rights or remedies of each of the parties arising from any breach of this Agreement shall continue to be enforceable in accordance with terms contained herein;

20.2.3	the following provisions shall continue in full force and effect: Clause 1, Clause 4.4 in respect of acts and/or omissions by Sub-Licensees on or prior to termination of the Sub-licence Agreements, Clauses 6 and 7 in respect of royalties and Milestones payable pursuant to Clause 20.1.1, Clause 12, Clause 13 in respect of acts and/or omissions on or prior to the date of termination or expiry, Clause 20 and Clause 23 (for clarity, notwithstanding the termination or expiry of this Agreement, any provisions of this Agreement specifically providing for survival shall continue in full force and effect);

20.2.4	the Licences shall terminate automatically and the Licensee shall, and shall procure that its Sub-Licensees shall, forthwith cease all activities requiring a licence under this Agreement; provided that, in case of expiry or termination of this Agreement due to reasons other than a material breach by Licensee, Licensee and/or Sub-Licensees shall have the right to continue using the Licenses granted hereunder to market and sell all Licensed Products which are fully manufactured and in Licensee and/or Sub-Licensees’ normal inventory at the date of such expiry or termination for a period of 90 days from the expiry or termination date; and

20.2.5	the Receiving Party shall within a reasonable period destroy or return to the Disclosing Party all Confidential Material and any copies thereof disclosed to the Receiving Party by the Disclosing Party whether in the possession or control of the Receiving Party, its Associates and/or Sub-Licensees. Upon reasonable request, the Receiving Party shall provide to the Disclosing Party a signed statement from a duly authorised officer of the Receiving Party that the Receiving Party’s obligations under this Clause 20.1.5 have been complied with; provided however, the Receiving Party may maintain one copy of Confidential Material in an archival format for its legal records.

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21.	TRADE MARKS
21.1	Following the date of this Agreement, the Licensor or pSiMedica shall promptly apply for BRACHYSIL to be registered as a trade mark in each jurisdiction in the Territory, including China.

21.2	In the event that a trade mark registration is forthcoming, the parties shall enter into a trade mark licence granting an exclusive license of the BRACHYSIL trade mark to the Licensee; such license shall be granted without any additional consideration from the Licensee, including, without limitation, any upfront or royalty payments.

21.3	In the event that BRACHYSIL is unobtainable as a registered trade mark in any jurisdictions within the Territory, the parties shall agree upon an alternative trade mark which shall be applied for in the Licensee’s name and which shall be applied to the Licensed Product in the respective jurisdiction of the Territory. In these circumstances, the Licensee shall be responsible for maintaining, and all costs associated with the trade mark.
22.	COMMERCIAL DEVELOPMENT
22.1	It is the intention of pSiMedica and / or the Licensor to conduct or have conducted more than one clinical trial outside the Territory using the Technology and to take steps to obtain regulatory approval with the view to launching Licensed Product for the treatment of Hepatocellular Carcinoma or pancreatic cancer in the US or Europe.

22.2	If pSiMedica and / or the Licensor are unable to perform or have performed any or all of the clinical trials referred to in Clause 22.1 for any reason it shall be under no obligation to do so.

22.3	If pSiMedica and/or the Licensor are unable to commence any of the clinical trials referred to in Clause 22.1 by [**], the Licensee may provide 30 days written notice to pSiMedica and / or the Licensor to terminate this Agreement.

22.4	For clinical trials which are conducted in accordance with Clause 22.1, pSiMedica and/or the Licensor shall make available to the Licensee, on a non-exclusive basis and subject to the confidentiality provisions contained herein, the results of clinical trials and similarly any supporting toxicology, pharmacology, non clinical and chemistry, manufacturing and control studies that pSiMedica and/or the Licensor have conducted for these clinical trials for the purposes of enabling the Licensee to progress its clinical trials in the Territory (including without limitation, all material information concerning the quality, toxicity, safety and/or efficacy concerns that may materially impair the utility and/or safety of any products made or processes carried out using the Technology) to the extent that these have been carried out by the Licensor and/or pSiMedica and/or their Associates) and results are available to dispatch.

22.5	The Licensee shall make available to pSiMedica and/or the Licensor for their use all development data and results in the English Language relating to clinical trials and non

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clinical studies carried out by (or on behalf of) the Licensee using the Technology. pSiMedica and/or the Licensor may make this information available to its other licensees and Sub-Licensees outside of the Territory and inside the Territory for a different Licensed Field.

22.6	The Licensee shall, at least 60 days prior to enrolling patients in a clinical trial in the Territory submit the proposed protocol in the English language for pSiMedica and/or the Licensor to review and to make comments if it wishes. The Licensee shall use reasonable endeavours to utilise the comments.

22.7	The Licensee shall offer pSiMedica and/or the Licensor (at their own cost) the opportunity to meet, interview and comment upon each medical director selected by the Licensee to supervise the clinical trials; the opportunity to audit or visit the proposed clinical trial sites during normal business hours and with reasonable advance notice; and the opportunity to review and comment on the criteria for patients to be enrolled in each clinical trial (subject to patient confidentiality obligations). The Licensee shall make these opportunities available to pSiMedica and/or the Licensor; provided that pSiMedica and/or the Licensor shall be under no obligation to carry out the aforementioned activities in good faith and reasonable manner. Where pSiMedica and/or the Licensor do provide comments, the Licensee will use reasonable endeavours to utilise the comments.

22.8	The Licensee shall provide copies in the English language of all material submissions to the regulatory authorities in the Territory at least 30 days prior to filing the same and pSiMedica and/or the Licensor shall be entitled but not obliged to comment. pSiMedica and/or the Licensor shall also be provided with copies of correspondence from the regulatory authority if requested by pSiMedica and/or the Licensor. Where pSiMedica and/or the Licensor do provide comments the Licensee will use reasonable endeavours to utilise the comments.

22.9	The Licensee shall promptly provide pSiMedica with all adverse reaction information (both serious adverse reactions and otherwise) and associated safety data arising out of all clinical trials in the Territory for compliance with pSiMedica’s regulatory requirements.

22.10	pSiMedica and/or Licensor shall promptly provide the Licensee with all adverse reaction information (both serious adverse reactions and otherwise) and associated safety data arising out of all clinical trials outside the Territory to assist Licensee’s compliance with regulatory requirements in the Territory.

22.11	If pSiMedica and/or the Licensor carries out any of the activities referred to in Sections 22.6, 22.7 and 22.8 at the request of Licensee, then pSiMedica and/or the Licensor shall be entitled to charge the Licensee in accordance with the provisions of Clause 5. If any time out of the 30 days is remaining under Clause 5.2, this will be utilised first and thereafter when that is exhausted pSiMedica and/or the Licensor will charge in accordance with Clause 5.3

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22.12	The Licensee shall have the sole right and responsibility, at its sole cost and expense, to conduct clinical trials in the Territory and for preparing, filing and seeking Product Approval not withstanding any comments or assistance provided by pSiMedica and/or the Licensor.

22.13	The Licensee shall be responsible, at its sole cost and expense, for compliance with all applicable laws of the Territory relating to importation, promotion, marketing, sales and distribution of the Licensed Product, including but not limited to any requirements regarding initial testing and release of the Licensed Product for the first importation into the Territory, and for making or obtaining all applicable approvals, filings, permits and/or licences necessary or desirable for the sale of the Licensed Products in the Territory.

22.14	The full extent of pSiMedica’s and/or the Licensor’s assistance in relation to development support for the Licensed Products is contained in this Clause 22.
23.	GENERAL

Interpretation
23.1	In this Agreement:-
23.1.1	“including” means including without limitation; “include” and “includes” shall be construed accordingly.

23.1.2	the headings are for convenience only and shall not affect the interpretation of this Agreement;

23.2 In this Agreement, unless the context requires otherwise:-

23.2.1	all references to Clauses, Schedules or Appendices are references to Clauses, schedules or appendices of this Agreement;

23.2.2	the singular includes the plural and vice versa;

23.2.3	the masculine includes the feminine and vice versa;

23.2.4	references to legislation shall be construed as a reference to that legislation as amended, re-enacted or replaced whether in whole or in part; and

23.2.5	words denoting persons shall refer to any legal entity including without limitation individuals, companies and corporations.
23.3	The schedules, appendices and annexes attached to this Agreement shall form part of this Agreement.

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     Notices
23.4	Any notice given under this Agreement shall be in writing in the English language and shall be:-
23.4.1	delivered by hand; or

23.4.2	sent by pre-paid airmail (or by first class post in the case of communications within the same country); or

23.4.3	sent by fax (confirmed by pre-paid airmail or first class post as appropriate placed in the post on or on the day after the date of transmission);
to the address or fax number set out below or to such other address or fax number as may from time to time be notified to the other party in writing.
Notices to Licensor:
Ms Beng Hong Ong
Wong Tan & Molly Lim, 80
Robinson Road # 17-02,
Singapore 068898Fax: + 65 6222 6502
Notices to Licensee:

BMP
600 W. Germantown Pike, Suite 400,
Plymouth Meeting, PA 19462, USA
Attn: Chief Financial Officer
Fax: +1 610 940 1676
Notices to pSiMedica:
pSiMedica
Malvern Hills Science Park, Malvern,
Worcestershire WR14 3SZ England
Attn: Commercial Director
Fax: +44 (0) 1684 585357
23.5	Any notice given under Clause 23.4 shall be deemed to have been received:-
23.5.1	on the date of delivery if delivered by hand prior to 5:00 pm on a business day, otherwise on the next business day following the date of delivery;

23.5.2	on the second business day from and including the day of posting in the case of pre-paid first class post within the same country;

23.5.3	on the tenth business day from and including the day of posting in the case of pre-paid airmail; or

23.5.4	on the next business day following the day of transmission in the case of facsimile (confirmed by pre-paid first class post/airmail as provided above).

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23.6	In Clause 23, business day shall mean a day that is not Saturday, Sunday and/or a public holiday in the country to which the notice is sent.
     Severability
23.7	If any provision of this Agreement is declared by any judicial or other competent authority to be void, voidable, illegal or otherwise unenforceable then the remaining provisions of this Agreement shall continue in full force and effect. The judicial or other competent authority making such determination shall have the power to limit, construe or reduce the duration, scope, activity and/or area of such provision, and/or delete specific words or phrases as necessary to render, such provision enforceable.
     Waiver
23.8	Failure or delay by either party to exercise any right or remedy under this Agreement shall not be deemed to be a waiver of that right or remedy, or prevent it from exercising that or any other right or remedy on that occasion or on any other occasion.
     Entire Agreement and Amendments
23.9	This Agreement together with the confidentiality agreement dated 11 July 2005, and the Manufacture and Supply Agreement (if and when signed) between the parties shall constitute the entire agreement and understanding of the parties relating to the subject matter of this Agreement and supersedes all prior oral or written agreements, representations, understandings or arrangements between the parties relating to the subject matter of this Agreement.

23.10	Except as expressly set forth in this Agreement, neither party grants to the other by implication, estoppel or otherwise, any right, title, licence or interest in any intellectual property right.

23.11	The parties acknowledge that they are not relying on any agreement, understanding, arrangement, warranty, representation or term which is not set out in this Agreement. Without prejudice to the generality of the foregoing, the Licensor does not give any warranty, representation or undertaking:-
23.11.1	as to the efficacy, usefulness safety or commercial or technical viability of the Technology and/or any products made or processes carried out using the Technology;

23.11.2	as to the volumes or quality of the Licensed Products which may be manufactured through the use of the Technology;

23.11.3	that any of the Patents or any other intellectual property in respect of the Technology is or will be valid or subsisting or that any of the applications within the Patents will proceed to grant;

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23.11.4	that the Technology or any intellectual property in respect thereof (including the Patents) can be freely exploited in any part of the Territory;

23.11.5	that the use of the Technology will not infringe the Intellectual Property or other rights of any third party; or

23.11.6	that all or any part of the Technology is confidential and is not otherwise available to the public.
23.12	The parties irrevocably and unconditionally waive any rights and/or remedies they may have to the fullest extent permitted by law (including without limitation the right to claim damages and/or to rescind this Agreement) in respect of any misrepresentation other than a misrepresentation which is contained in this Agreement.

23.13	No provision of this Agreement shall operate to:-
23.13.1	exclude any provision implied into this Agreement by English Law and which may not be excluded by English Law; or

23.13.2	limit or exclude any liability, right or remedy to a greater extent than is permissible under English Law including in relation to (1) death or personal injury caused by the negligence of a party to this Agreement or (2) fraudulent misrepresentation or deceit.
23.14	No change shall be made to this Agreement except in writing in the English language signed by the duly authorised representatives of both parties.
     Relationship of the Parties
23.15	Nothing in this Agreement shall create, evidence or imply any agency, partnership or joint venture between the parties.

23.16	Neither party shall act or describe itself as the agent of the other party nor shall either party have or represent that it has any authority to make commitments on behalf of the other.
     Assignment and Sub-contracting
23.17	None of the parties herein shall assign or transfer any of their rights or obligations under this Agreement without the prior written consent of the other parties, such consent not to be unreasonably withheld, conditioned or delayed.

23.18	Each party shall be entitled (without the consent of the other parties) to assign this Agreement (or any of its rights or obligations under this Agreement) to its Associate.

23.19	If either party wishes to assign or novate this Agreement to any corporation with which it has merged or consolidated or to which it has sold all or substantially all of its assets the other shall not be entitled to unreasonably withhold or delay its consent to such

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assignment or novation, it being understood that if this Agreement and its rights hereunder are assigned or novated to any such corporation with which the Licensee has merged or consolidated or to which it may sell its assets, the Licensor may refuse such consent if the Licensor’s rights as a result thereof are not (in the Licensor’s reasonable opinion) safeguarded. In the event Licensor does not consent to such assignment or novation, Licensee may terminate this Agreement by providing fifteen (15) days notice.
23.20	If a party delegates all or any of its obligations under this Agreement to any third party, the party delegating shall be fully responsible to the other party for the proper performance of those obligations and for any negligent act or omission made by the third party or its staff in relation thereto.
     Authority and Government Approvals
23.21	Each party represents and warrants to the other that:-
23.21.1	it is a company, duly incorporated and validly existing under, in the case of the Licensor, the laws of Singapore, in the case of the Licensee, the Laws of the State of Delaware of the U.S., and in the case of pSiMedica, the laws of England; and

23.21.2	it has the authority to enter into this Agreement and that it has the requisite corporate power to enter into this Agreement and to perform its obligations hereunder without obtaining the consent of any third party.
     Publicity & Non-disclosure
23.22	Each party shall not, and shall procure that their respective Personnel, their respective Associates and the Personnel of their respective Associates shall not, make any announcement, or comment upon, or originate any publicity, or otherwise provide any information to any third party (other than its legal advisors) concerning this Agreement including but not limited to, the fact that the parties are engaging in discussions, the existence of this Agreement, the terms of this Agreement, the performance of this Agreement and/or any dispute or disagreement relating to this Agreement without the prior written consent of the others.

23.23	Each party shall not, and shall procure that their Sub-Licensees and Associates shall not, identify the Licensor or pSiMedica or the Licensee in any promotional, advertising or other materials to be disseminated to the public or any third party or use the Licensor or pSiMedica’s name, or the name of any employee of the Licensor or pSiMedica or the Licensee or any trade mark, symbol or company name of the Licensor or pSiMedica without having provided a copy of such material to the other parties and having obtained the prior written consent of the other parties.

23.24	Any announcement made pursuant to this Agreement must be approved in writing and in advance by the Licensor and the Licensee.

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     Further Assurances
23.25	Each party shall, as and when requested by the other party, do all acts and execute all documents as may be reasonably necessary to give effect to the provisions of this Agreement.

23.26	The parties shall execute such formal licences as they may consider necessary or reasonably appropriate for registration of the licences granted under this Agreement with the patent offices and trade mark offices and/or other relevant authorities in the Territory. Any such formal licence shall operate subject to the terms of this Agreement and, in the event of any conflict, the terms of this Agreement shall prevail.

23.27	The parties shall use reasonable endeavours to ensure that, to the extent permitted by relevant authorities, this Agreement shall not form part of any public record.
     Stock Exchange Rules
23.28	Nothing in this Agreement shall prevent the Licensor or its Associates from complying with any obligations that it may have from time to time under the rules of any other stock exchange.
     Force Majeure
23.29	If the performance by a party of its obligations under this Agreement (other than an obligation to pay any sums due under this Agreement) is prevented, restricted, delayed or interfered with by any circumstances beyond the reasonable control of that party, its licensees, contractors and subcontractors, then that party shall, upon giving prompt notice to the other party specifying the circumstances and obligations concerned, be excused from such performance to the extent of such prevention, restriction, delay or interference.
23.30	If notice is given by a party pursuant to Clause 23.28 above and the performance of any of its obligations is prevented, restricted or interfered with for a period of more than 6 months after the commencement of such prevention, restriction or interference then the other party may terminate this Agreement by giving the other party 7 days written notice of termination.
     Third Party Rights
23.31	The Contracts (Rights of Third Parties) Act 1999 and any legislation amending or replacing this Act shall not apply in relation to this Agreement and nothing in this Agreement shall confer on any third party the right to enforce any provision of this Agreement.

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     Law and Jurisdiction
23.32	The validity, construction and performance of this Agreement shall be governed by English Law except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent was granted. The parties irrevocably submit to the non-exclusive jurisdiction of the English courts in respect thereof.
     Non-Assertion
23.33	In no event shall the Licensor or its Sub-licensees directly or indirectly assert an action of patent infringement against the Licensee for making, having made, using or selling Licensed Product in accordance with the terms of this Agreement.
     Execution
23.34	This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.
[SIGNATURE PAGE FOLLOWS]

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AGREED by the parties through their duly authorised representatives on the date written at the start of this Agreement:-

For and on behalf of PSIONCOLOGY PTE. LTD :-		For and on behalf of BEIJING MED-PHARM CORP. :-

Signed	William Brimblecombe	Signed	Martyn Greenacre

Full Name	William Brimblecombe	Full Name	Martyn Greenacre

Title	Chairman	Title	Chairman

For and on behalf of PSIMEDICA LTD :-

Signed	William Brimblecombe

Full Name	William Brimblecombe

Title	Chairman
SIGNATURE PAGE TO EXCLUSIVE PATENT AND KNOW HOW LICENCE AGREEMENT

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Schedule 1
Patent Applications
pSiMedica Limited published PCT applications and GB priority applications
     The following is a list of published PCT applications and GB priority applications that are relevant to the pSiMedica 32P brachytherapy product. The table is based upon information available on 09/09/05.

Publication number	Priority Number	PsiMedica reference	Title

WO 9953898	GB 9808052.6	P2638	Implants for administering substances and methods of producing implants

WO 0005339	GB 9815819.9	P2703	Transferring materials into cells using porous silicon

WO 05066073	GB 0400149.1	P7166	New material and method of fabrication therefor

Not yet published	GB 0419653.1	P7170	Needle assembly

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Schedule 2
Know How
Know How relating to:-
•	32P-BioSilicon particles

•	SIMPL needle and other implantation systems

•	Formulant (FMV27v3) and 32P-BioSilicon medical device accessories
     In particular relating to:-
•	Pre-Clinical evaluation

•	Clinical studies

•	Regulatory applications and approvals

•	Market analysis

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Schedule 3
Milestones and Royalties

Milestone	Payment in US$
Licence Fee Payable in 2 instalments, namely:	[**]
1)US [**] on signature of this Agreement by all the parties; and
2)US [**] on signing of the Manufacture and Supply Agreement in accordance with Clause 3.2

On enrolment of the first patient into a clinical trial of a Licensed Product in the Territory for Hepatocellular Carcinoma (“HCC”)	[**]

On enrolment of the first patient into a clinical trial of a Licensed Product in the Territory for each subsequent cancer indication, namely different cancer indications other than HCC, eg pancreatic cancer
[**]

In the first calendar year to achieve US$5 million Gross Sales of all Licensed Product in the Territory. This Milestone shall be due for payment on 31 December of that year.	[**]
To clarify, each Milestone Payment shall be paid only if this Agreement has not terminated prior to the occurrence of the event giving rise to such payment obligation.
Royalty payments on Net Sales Value of Licensed Product will be according to the following structure:

Annual Net Sales Value in US$	Royalty Rate
Up to $10,000,000	[**]	%
Between $10,000,001 and $20,000,000	[**]	%
Between $20,000,001 and $30,000,000	[**]	%
Between $30,000,001 and $40,000,000	[**]	%
From $40,000,001 onwards	[**]	%
“Gross Sales” referred to in the Milestone table above shall mean the total gross Sales of Licensed Product to third parties.

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Schedule 4
Royalty Statements
1.	In respect of the Territory where Licensed Products were supplied during that Quarter:-

1.1	the Net Sales Value of each type of Licensed Product supplied expressed both in Chinese currency and in US Dollars together with conversion rates used;

1.2	the royalty rate applicable to each type of Licensed Product supplied in the Territory;

1.3	the calculation of the royalties payable in respect of each type of Licensed Product; and

1.4	the total amount of royalties payable in respect of the Territory; and

1.5	the amount of any withholding tax deducted pursuant to Clause 7.5.3.

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Schedule 5
QinetiQ’s Rights
For the purposes of this Schedule, unless the context otherwise requires, the following expressions shall have the following meanings:

“Field”	:	the technical fields covered by the Patents and Know-how namely biological and/or biomedical and/or diagnostics and/or cosmetic applications of porous silicon and polysilicon on or in the human or animal body;

“Intellectual Property”	:	means patents, supplementary protection
certificates, petty patents, trade marks, trade names, service marks, design rights, database rights, domain names, rights in undisclosed confidential information, (such as know-how, trade secrets, and inventions (whether patentable or not)), and other similar intellectual property rights (whether registered or not) and applications for such rights as may exist anywhere in the world;

“Know-how”	:	the original QinetiQ know-how identified as being such in Schedule 2 of this
Agreement;

“Patents”	:	the original QinetiQ patents identified as being such in Schedule 1 of this
Agreement;

1.	QinetiQ has the right to use the Know-how and Patents and all other know Intellectual Property Rights subsisting in the subject matter of the Patents and Know-how as reasonably necessary to conduct research relating to the Intellectual Property rights owned, controlled or used by QinetiQ.

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2.	QinetiQ has the right (together with the right to grant sub-licences only to the Secretary of State for Defence on similar terms) to a royalty free irrevocable licence to use the Know-How and Patents and all other Intellectual Property subsisting in the subject matter of the rights in the Patents and Know-how for any defence related non-commercial purposes.
3.	QinetiQ has an exclusive licence on fair and reasonable terms to be agreed with pSiMedica, to use and to sub-licence the use of the Know-how and Patents and all other Intellectual Property subsisting in the subject matter of the Know-how and Patents for any purpose outside of the Field.